EXHIBIT 10.10


August 17, 2004

Charles Roodenburg, COO
IVI Communications, Inc.
6171 W. Century Blvd., Suite 130
Los Angeles, CA 90045

Dear Charlie:

This Advisory Agreement ("Agreement") defines the scope of services to be provided by Hunter Wise Financial Group, LLC, and/or Hunter Wise Securities, LLC, a NASD registered Broker/Dealer, (hereinafter collectively "Hunter Wise"), to IVI Communications, Inc. (the "Company"), listed on the OTC Pink Sheets as IVCM.PK, as well as the compensation to be paid by the Company to Hunter Wise in exchange.

1.0 ENGAGEMENT.

1.1 ADVISORY SERVICES. Hunter Wise will provide non-exclusive advisory services to the Company in the area of corporate finance and/or capital placement transactions. Hunter Wise will also introduce other firms, products and services to the Company as needed during the normal course of business. It is also understood that Hunter Wise is acting as an advisor only, and shall have no authority to enter into any commitments on the Company's behalf, or to negotiate the terms of any transaction, or to hold any funds or securities in connection with any transaction or to perform any other acts on behalf of the Company without the Company's express written consent.

1.2 TRANSACTIONS. During the course of the Engagement Period, it is anticipated that the Company will choose to execute one or more corporate development, corporate finance and/or capital placement transactions. Hunter Wise will assist the Company in executing these transactions on a best efforts basis, on terms satisfactory to the Company. Hunter Wise will act as exclusive advisor and/or placement agent only on those transactions defined as "Equity Exchange Investment" in Section 3.1 below.


2.0 ENGAGEMENT TERMS.

2.1 PERIOD. The period of Hunter Wise's engagement (the "Engagement Period") will expire upon the earlier to occur of (i) 12twelve (12) months from the date we receive an executed copy of the Agreement from the Company or (ii) the mutual written agreement of the Company and Hunter Wise. The Engagement Period shall be extended for additional six (6) month periods under the same terms and conditions as described herein, unless otherwise terminated by either party by written notice of the Company or Hunter Wise. Notwithstanding the foregoing, Hunter Wise may, at its sole option, terminate its obligation hereunder at any time without liability if, in the reasonable opinion of Hunter Wise, a change has occurred in the Company's financial condition, results of operations, properties, business prospects or the composition of the Company's management or Board of Directors, which, in Hunter Wise's sole determination, has adversely affected the Company's business.

2.2 NON-EXCLUSIVITY. The Company engages Hunter Wise on a non-exclusive basis. The Company shall be permitted to engage any other firm or person as an investment banker or other professional intermediary for the duration of the Engagement Period. Notwithstanding any other provisions of this Agreement, if at any time during the twelve (12) month period following the end of the Engagement Period the Company, its advisors, officers, directors, affiliates, subsidiaries and/or related companies, completes any transaction, including those as defined in Section 3.1 as "Equity Exchange Investment" with any party or potential party introduced by Hunter Wise, or an affiliate of any such entity, or who became known to the Company from any Hunter Wise source during the Engagement Period, upon the closing of any such transaction (a "Closing") Hunter Wise will be paid the compensation which would be due under Section 3.0 hereof.


3.0 COMPENSATION.

Hunter Wise shall receive compensation as follows:

3.1 EQUITY EXCHANGE INVESTMENT. For any equity investment into the Company made by way of a share exchange or "swap", including any common stock, preferred stock, convertible preferred stock, convertible debentures, subordinated debt with warrants or any other securities convertible into common stock, or any other form of debt instrument involving any other form of equity participation, whereby the Company receives consideration in the form of securities rather than cash, Hunter Wise shall receive upon Closing: (i) a success fee, payable in the same securities received by the Company as consideration, equal to five percent (85%) of the gross amount of securities consideration to be disbursed to the Company from such Closing including any deferred amounts held in escrow or otherwise pending performance by the Company ("Incoming Consideration Success Fee"), plus (ii) an additional success fee, payable in the same securities issued by and in the Company as consideration to the finance source for the securities received, equal to five percent (85%) of the gross amount of securities consideration to be issued to the finance source from such Closing ("Outgoing Consideration Success Fee"). The Company agrees to contract directly with The Research Works, Inc. under its standard terms and conditions, for equity analyst coverage, in a separate agreement.

3.2 EQUITY CASH INVESTMENT. For any cash equity investment into the Company, including any common stock, preferred stock, convertible preferred stock, convertible debentures, subordinated debt with warrants or any other securities convertible into common stock, or any other form of debt instrument involving any other form of equity participation, Hunter Wise shall receive upon Closing:
(i) a success fee, payable in cash, equal to eightten percent (810%) of the gross cash amount to be disbursed to the Company from such Closing, plus (ii) warrants in the entity financed, with a cashless exercise provision, equal to eightten percent (810%) of the gross amount to be disbursed to the Company from such Closing, exercisable at a strike price equal to one hundred percent (100%) of the fair market value price of the common stock for the Company as of the date the Company receives the funds, in whole or in part, at any time within five (5) years from issuance.


4.0 OTHER.

4.1 OFFERING MATERIALS. Hunter Wise will use no offering materials other than such materials prepared and/or approved by the Company and approved by Company's counsel. The Company agrees to use its best efforts to approve and/or prepare, as necessary, any offering materials within thirty (30) days from the date the Company advises Hunter Wise that it intends to execute a financial transaction, in accordance with Section 1.2 hereof.

4.2 CLOSING. Hunter Wise will assist with the Closing of any transaction or financing which will occur through an escrow agent reasonably acceptable to the Company and Hunter Wise. The cost of such escrow will be that of the Company. Compensation to Hunter Wise is due when the transaction is completed and offering proceeds are first disbursed for use by the Company. It is agreed that the escrow agent shall directly distribute to Hunter Wise and or Hunter Wise's designees the Success Fees due.

4.3 CONFIDENTIALITY. This Agreement is for the confidential use of the Company and Hunter Wise only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and only on a confidential basis in connection with the proposed transaction or financing, except where disclosure is required by law or is mutually consented to in writing by Hunter Wise and the Company.

4.4 DISCLOSURE. During the Engagement Period and for sixty (60) days thereafter, the Company agrees not to issue any press releases or communications to the public relating to the transactions or financings without Hunter Wise's prior approval or unless otherwise required by law, which will not be unreasonably withheld or delayed, and the Company agrees that such press release will state that the transaction and/or financing was arranged by Hunter Wise, unless we mutually agree otherwise or unless otherwise required by law. The Company further agrees that Hunter Wise may, at its own expense, publicize its services to the Company hereunder including, without limitation, issuing press releases, placing advertisements and referring to the transaction or financing on Hunter Wise's website.

4.5 PERFORMANCE. Notwithstanding any other provision of this Agreement, nothing set forth herein shall be construed as a firm commitment to execute any transaction or place the full amount of any offering or any minimum portion thereof. Hunter Wise cannot guarantee the successful conclusion of any transaction, for which the Company has the right to reject, for any reason, in its sole and absolute discretion.

4.6 REGISTRATION. In the event the Company undertakes a public offering or registration of its securities, the Company hereby grants Hunter Wise "piggyback" registration rights for the stock of the Company as well as any underlying warrants issued as part of the Success Fee to Hunter Wise as described herein.

4.7 INDEMNIFICATION. The Company shall indemnify and hold harmless Hunter Wise from and against all claims, damages, losses and liabilities (including, without limitation, reasonable attorneys' fees and expenses) arising out of or based upon (i) any misstatement or omission or alleged misstatement or omission, in any Company documentation or any other materials or information supplied or approved by the Company which are disseminated by Hunter Wise to third parties, including financing sources, or (ii) any agreement between the Company and any financing source; except that the Company shall not be liable for any claim damage, loss or liability which is finally determined by arbitration as described in Paragraph 4.8 below to have resulted from Hunter Wise's fraud, gross negligence or wilful misconduct. In any action where the Company's indemnity applies, Hunter Wise shall be entitled to its own separate counsel at the Company's expense. Neither termination nor completion of this Agreement shall affect these indemnification provisions, which shall survive any such termination or completion and remain operative and in full force and effect.

4.8 GOVERNING LAW / ARBITRATION. The terms of this Agreement will be governed by and interpreted in accordance with the internal laws of the State of ArizonaCalifornia, without regard to the principles of conflict of laws. Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in MaricopaOrange County, California in accordance with the rules of the American Arbitration Association. The parties agree that in the event that any controversy, dispute or claim between the parties relating to this Agreement is resolved by binding arbitration, the prevailing party, if any, as determined by the arbitrator's award, shall be entitled to reimbursement of all expenses incurred in the arbitration including reasonable attorneys' fees, provided that in no event shall the arbitrator have the authority to award punitive damages. Judgment on the award may be entered in any court having jurisdiction over the award.

4.9 NO SHAREHOLDER RIGHTS. The Company acknowledges and agrees that Hunter Wise has been retained only by the Company, and that the Company's engagement of Hunter Wise is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, member, owner or partner of the Company, or any other person not a party hereto. Unless otherwise expressly agreed, no person or entity other than the Company is authorized to rely upon the Company's engagement of Hunter Wise or any statements, advice, opinions, or conduct by Hunter Wise.

4.10 SUCCESSORS AND ASSIGNS. This Agreement is binding on all successors and assigns. However, it shall not be assigned without the prior written consent of the other party.

4.11 MISCELLANEOUS. The Company undertakes and represents to Hunter Wise that the number of shares necessary to fulfill any offerings will be available at Closing; that the number of shares of common stock underlying the shares will be available upon each conversion of the shares; that the shares of common stock underlying the warrants will be available upon exercise of the warrants; and that the Company will comply in all respects with the terms of each purchase agreement and registration rights agreement entered into with the purchasers of the shares.

If the foregoing is acceptable, please sign and return to Hunter Wise a copy of this Agreement. This Agreement shall represent the entire agreement between us with respect to the matters addressed herein. We look forward to working with you and remain,



Yours very truly,



Hunter Wise Financial Group, LLC                  IVI Communications, Inc.

/s/ Fred G. Jager                                 /s/ Charles Roodenburg
--------------------------------                  ----------------------------
By: Fred G. Jager                                 By: Charles Roodenburg
    President                                         COO

                                                  Date:  9/10/04





Hunter Wise Securities, LLC




/s/ Fred G. Jager
--------------------
By: Fred G. Jager
    President